EXHIBIT 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-212194) pertaining to the Matson, Inc. 2016 Incentive Compensation Plan,
(2)

Registration Statement (Form S-8 No. 333-184623) pertaining to the Matson, Inc. 2007 Incentive Compensation Plan (Conformed to reflect the June 29, 2012 separation of Alexander & Baldwin, Inc. from Matson, Inc. (formerly known as Alexander & Baldwin Holdings, Inc.)),

(3)

Registration Statement (Form S-8 No. 333-121194) pertaining to the Alexander & Baldwin, Inc. 1998 Stock Option/Stock Incentive Plan and Alexander & Baldwin, Inc. 1998 Non-Employee Director Stock Option Plan, as amended by Post-Effective Amendment No.1 filed on April 26, 2007 and as further amended by Post-Effective Amendment No. 2 filed on June 7, 2012,

(4)

Registration Statement (Form S-8 No. 333-166539) pertaining to the Alexander & Baldwin, Inc. Amended and Restated 2007 Incentive Compensation Plan, as amended by Post-Effective Amendment No. 1 filed on June 7, 2012,

(5)	Registration Statement (Form S-8 No. 333-142384) pertaining to the Alexander & Baldwin, Inc. 2007 Incentive Compensation Plan, as amended by Post-Effective Amendment No. 1 filed on June 7, 2012, and
(6)

Registration Statement (Form S-8 No. 333-69197) pertaining to the Alexander & Baldwin, Inc. 1998 Stock Option/Stock Incentive Plan and Alexander & Baldwin, Inc. 1998 Non-Employee Director Stock Option Plan, as amended by Post-Effective Amendment No. 1 filed on June 7, 2012;

of our report dated April 6,  2020, with respect to the consolidated financial statements of SSA Terminals, LLC included in the Annual Report (Form 10-K/A) of Matson, Inc. for the year ended December 31, 2019.

/s/ Ernst & Young LLP

Seattle, Washington

April 9, 2020